Exhibit 99.1

FUSION	Philip Turits
CONTACT:	212-201-2407
pturits@fusiontel.com

Fusion Reports Second Quarter 2012 Results

NEW YORK, August  20, 2012 - Fusion Telecommunications International, Inc. (OTCQB: FSNN) has announced financial results for the second quarter ended June 30, 2012.

Fusion reported consolidated revenues of $10.2 million for the quarter ended June 30, 2012; a decrease of 4.0% when compared to revenues of $10.6 million for the quarter ended June 30, 2011. The decrease over the prior year was attributable to a 4.5% decrease in revenues in the Carrier Services segment, as the increase in the volume of traffic terminated over the Company’s network was more than offset by a lower average rate per minute.  Fusion also reported revenues of $0.6 million in the Corporate Services segment for the quarter ended June 30, 2012, an increase of 5.5%.

Consolidated gross margin increased to 10.9% for the second quarter of 2012 as compared to 7.8% for the second quarter of 2011.  The increase in consolidated gross margin for the quarter was primarily due to stronger gross margins in the Carrier Services segment, where the gross profit contribution increased by 32.5% over the quarter ended June 30, 2011, due to improved real-time monitoring of its route optimization practices.

Selling, general and administrative expenses (“SG&A”) increased by 12.5% in the second quarter of 2012 compared to the same period of a year ago.  The increase is largely due to professional fees associated with the NBS transaction and higher stock based compensation expense.

Fusion reported a net loss of $1.2 million for the quarter ended June 30, 2012, which is essentially unchanged from the quarter ended June 30, 2011.  For the second quarter of 2012 and 2011, the net loss applicable to common stockholders was $1.3 million, or $0.01 per share.

For the quarter ended June 30, 2012, adjusted EBITDA loss (earnings from continuing operations before interest, taxes, depreciation, amortization, and specific non-recurring and non-cash adjustments) decreased $0.1 million, or 12.3%, to $0.9 million, compared to $1.0 million for the quarter ended June 30, 2011.

As of June 30, 2012 and December 31, 2011, the Company had current assets of $2.8 million. Current liabilities as of June 30, 2012 were $15.4 million compared to $14.8 million at December 31, 2011.  Stockholders' deficit at June 30, 2012 and December 31, 2011 was $11.2 million and $10.6 million, respectively.

Commenting on the second quarter results, Matthew Rosen, Chief Executive Officer of Fusion, said, “In addition to our improved margin and EBITDA performance, the company also made significant progress toward the acquisition of NBS, a $26.5 million corporate voice, data and cloud solutions business. We believe this important acquisition will complement our own organic growth, deliver a strong foundation on which to build revenue and earnings, and achieve our profitability objectives.  Additionally, the company further advanced the development of its vertical cloud services market strategy, with initial focus on the burgeoning healthcare industry.”

Expanding on Mr. Rosen’s comments, Don Hutchins, President and Chief Operating Officer of Fusion, said, “The NBS acquisition will expand our back-office infrastructure with strong operating, customer support and distribution management systems to accelerate the pace of revenue and margin growth.  We further expect to benefit from anticipated synergies resulting from the integration of the two companies, as well as the opportunity to cross-sell and up-sell customers based on our expanded product and service portfolio.”

Use of Non-GAAP Financial Measurements:

The Company believes that EBITDA (earnings from continuing operations before interest, taxes, depreciation and amortization) is useful to investors because it is commonly used in the communications industry to evaluate companies on the basis of operating performance and leverage. The Company also believes that EBITDA provides investors with a measure of the Company's operational and financial progress that corresponds with the measurements used by management as a basis for allocating resources and making other operating decisions. Adjusted EBITDA provides an adjusted view of EBITDA that takes into account certain significant non-recurring transactions, if any, such as impairment losses and professional fees associated with pending acquisitions, which vary significantly between periods and are not recurring in nature, as well as certain recurring non-cash charges such as stock-based compensation.  Although the Company uses adjusted EBITDA as one of several financial measures to assess its operating performance, its use is limited as it excludes certain significant operating expenses. EBITDA and adjusted EBITDA are not intended to represent cash flows for the period presented, nor have they been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).  In accordance with SEC Regulation G, the non-GAAP measurements in this press release have been reconciled to the nearest GAAP measurement, which can be viewed under the heading "Reconciliation of Net Loss to EBITDA and Adjusted EBITDA", immediately following the Consolidated Balance Sheets included in this press release.

Forward Looking Statements:

Statements in this press release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1996. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may”, “expect”, “anticipate”, “intend”, “estimate” or “continue” or the negative thereof or other variations thereof or comparable terminology. The reader is cautioned that all forward-looking statements are speculative, and there are certain risks and uncertainties that could cause actual events or results to differ from those referred to in such forward-looking statements. This disclosure highlights some of the important risks regarding the Company’s business. The primary risk of the Company is its ability to raise new and continued capital to execute its comprehensive business strategy. There may be additional risks associated with the integration of businesses following an acquisition, concentration of revenue from one source, competitors with broader product lines and greater resources, emergence into new markets, the termination of any of the Company’s significant contracts or partnerships, the Company’s inability to maintain working capital requirements to fund future operations or the Company’s inability to attract and retain highly qualified management, technical and sales personnel,  and the other factors identified by us from time to time in the Company’s filings with the Securities and Exchange Commission, which are available through http://www.sec.gov.  However, the risks included should not be assumed to be the only things that could affect future performance. We may, among other things, also be subject to service disruptions, delays in collections, or facilities closures caused by potential or actual acts of terrorism or government security concerns.

Fusion Telecommunications International, Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues	$10,219,436	$10,643,036	$21,754,140	$20,847,316
Cost of revenues	8,963,789	9,655,765	19,008,549	18,801,395
Gross profit	1,255,647	987,271	2,745,591	2,045,921
Operating expenses:
Depreciation and amortization	93,954	148,530	192,177	317,068
Selling general and administrative expenses	2,256,676	2,005,991	4,301,493	4,166,744
Advertising and marketing	1,709	819	8,033	5,382
Total operating expenses	2,352,339	2,155,340	4,501,703	4,489,194
Operating loss	(1,096,692)	(1,168,069)	(1,756,112)	(2,443,273)
Other (expenses) income:
Interest expense, net of interest income	(46,534)	(55,725)	(103,616)	(104,012)
Other	(91,394)	21,134	(160,843)	109,829
Total other (expenses) income	(137,928)	(34,591)	(264,459)	5,817
Loss from continuing operations	(1,234,620)	(1,202,660)	(2,020,571)	(2,437,456)
Discontinued operations:
Income from discontinued operations	-	152	-	8,364
Net loss	$(1,234,620)	$(1,202,508)	$(2,020,571)	$(2,429,092)
Preferred stock dividends in arrears	(100,349)	(122,816)	(200,698)	(266,717)
Net loss applicable to
common stockholders:	$(1,334,969)	$(1,325,324)	$(2,221,269)	$(2,695,809)
Basic and diluted loss per common share:
Loss from continuing operations	$(0.01)	$(0.01)	$(0.01)	$(0.02)
Loss from discontinued operations	-	0.00	-	0.00
Loss per common share	$(0.01)	$(0.01)	$(0.01)	$(0.02)
Weighted average common
shares outstanding:
Basic and diluted	165,875,657	139,666,939	162,932,029	136,151,459

Fusion Telecommunications International, Inc. and Subsidiaries
Consolidated Balance Sheets

	June 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$798,167	$3,047
Accounts receivable, net of allowance	1,499,313	2,400,427
Prepaid expenses and other current assets	529,970	388,343
Total current assets	2,827,450	2,791,817
Property and equipment, net	781,927	831,402
Other assets:
Security deposits	437,141	437,141
Restricted cash	302,681	299,536
Intangible assets, net	107,474	165,578
Other assets	32,901	31,494
Total other assets	880,197	933,749
TOTAL ASSETS	$4,489,574	$4,556,968
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Promissory notes payable - non-related parties	$468,966	$292,039
Promissory notes payable - related parties	4,898,364	4,922,364
Accounts payable and accrued expenses	9,164,031	9,448,981
Escrow payable	775,000	-
Current liabilities from discontinued operations	96,345	97,835
Total current liabilities	15,402,706	14,761,219
Long-term liabilities:
Other long-term liabilities	327,732	380,243
Total long-term liabilities	327,732	380,243
Commitments and contingencies
Stockholders' deficit:
Preferred stock	50	50
Common stock	1,664,322	1,537,113
Capital in excess of par value	138,562,459	137,325,467
Accumulated deficit	(151,467,695)	(149,447,124)
Total stockholders' deficit	(11,240,864)	(10,584,494)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$4,489,574	$4,556,968

Fusion Telecommunications International, Inc. and Subsidiaries
Reconciliation of Net Loss to EBITDA and Adjusted EBITDA
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net loss	$(1,234,620)	$(1,202,508)	$(2,020,571)	$(2,429,092)
Income from discontinued operations	-	(152)	-	(8,364)
Interest expense and other financing costs,
net of interest income	140,195	55,725	272,430	104,012
Depreciation and amortization	93,954	148,530	192,177	317,068
EBITDA	(1,000,471)	(998,405)	(1,555,964)	(2,016,376)
Acquisition transaction expenses	70,956	-	87,262	-
Non-cash adjustment to tax accruals	-	-	(98,141)	-
Stock-based compensation expense	62,186	9,706	69,182	33,387
Adjusted EBITDA	$(867,329)	$(988,699)	$(1,497,661)	$(1,982,989)